Exhibit 10.19

Celgene Corporation Management Incentive Plan (MIP) Plan Year 2012

Interpretation

This 2012 Celgene Management Incentive Plan (the “MIP” or the “Plan”) document, which is voluntarily established by the Company, exclusively applies in respect of the MIP in the Plan Year, which runs from 1 January to 31 December 2012.  This Plan will expire at the end of 2012.  A new plan, if any, may be adopted for each year following 2012 and may contain different terms, including but not limited to different terms as to criteria, weighting and/or levels of Bonus Target, in each case, as determined in the sole discretion of the Compensation Committee.  In the absence of a new plan, no plan will apply and the employees will not be entitled to any bonus or incentive payment during any subsequent year.  Therefore, the Plan does not create any vested rights for any employees to receive any similar payments in the future, even if such payments have been granted repeatedly in the past.

Purpose

The purpose of the Plan is to annually drive the attainment of key quantifiable objectives and reward performance that the Company believes is critical to the success of the Celgene Group.  This Plan also drives the overall success of the Celgene Group by rewarding employees who achieve results through leadership and behaviors that demonstrate the Celgene Values.

Definitions

In this Plan document, the terms are defined as follows:

“Active Employee” refers to an employee whilst in Active Employment.

“Active Employment” means remunerated performance of work duties for Celgene and any Employing Entity and, to avoid doubt, does not include extended-sick leave or disability, family leave or other leaves of absence whether remunerated or otherwise.

“Bonus Target” is the target associated with an employee’s position as of 31 December of the Plan Year. Bonus Targets can be expressed as either a percent of Eligible Earnings or as a flat dollar amount.

“Cause” means (a) a material breach of any agreement you have with the Company, including, but not limited to, the Inventions and Confidentiality and Code of Business Conduct; (b) a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including, but not limited to, the Company or any of its employees); (c) an act of fraud, misconduct, or dishonesty in connection with the business of the Company; (d) failure to satisfactorily or adequately perform your duties hereunder as determined by the Company based upon objective facts, including, but not limited to, your inability to achieve goals, inability to work with others, insubordination or excessive tardiness; (e) an overall performance rating of Below Expectations on an annual performance assessment; (f) your receipt of a Final Written Warning for any reason; or (g) insobriety or other substance abuse during work activities.

“Celgene” or “the Company” means Celgene Corporation and its successors.

“Celgene Group” means Celgene and its subsidiaries.

“Celgene Values” are defined as the qualities we look for in our employees, how we treat each other, the environment we create together and why we come to work every day.  Appendix 6 contains the Celgene Values.

“Compensation Committee” means the Management Compensation and Development Committee of the Company’s Board of Directors.

“Eligible Earnings” means base salary, fixed cash salary and any lump sum merit increases earned while in Active Employment within the Plan Year. The term “Eligible Earnings” will be computed before reduction for pre-tax contributions to any non-qualified deferred compensation plan and/or any employee benefit plan of any member of the Celgene Group pursuant to Sections 401(k) (US only), 125 and 132(f) of the Internal Revenue Code of 1986, as amended. The term “Eligible Earnings” excludes any variable salary, salary in-kind, performance-related pay and benefits, cost of living payments, one-time lump sum payments and any vacation or holiday pay if not included in fixed cash salary. Overtime (OT) and shift differentials are excluded, unless employee is classified as nonexempt and on US payroll, or unless required by local regulations.

“Employing Entity” means, in respect of each employee, his or her Celgene Group employing entity as listed in Appendix 5.

“Management Committee” is a governing body containing key functional leaders employed by the Company at the VP level and above.

“Individual Performance Score” is the numeric score that represents an individual’s performance versus his/her goals. Each goal is scored, and then is multiplied by the weight assigned to that goal. The final scores for all goals (including Celgene Values goals) are added together to determine the Individual Performance Score. Any earned extra credit points are added to the final Individual Performance Score. The Individual Performance Score ranges from 0 — 150, and with extra credit can reach a maximum of 200.

“Overall Performance Rating” is the letter grade associated with the Individual Performance Score. Overall Performance Rating scores are as follows: S (Superior), EE (Exceeds Expectations), AE (Achieves Expectations), NI (Needs Improvement) and BE (Below Expectations).  This overall performance rating applies to employees in grades 8 through 15 only.

“Plan Year” means 1 January 2012 to 31 December 2012.

“Retirement” is defined as an Active Employee’s termination of employment (other than for Cause) on or after the attainment of at least age 55 and completion of at least 5 years of service with the Company or any Employing Entity.

“Scope of Role” is a general categorization that pertains to a job’s responsibility. Scope of Role and/or an employee’s grade level determine how the final bonus amount is calculated using one or more of the following measurements: corporate, divisional, functional, regional, country and individual scores. Scope of Role is further defined in Appendix 1.

Eligibility

Celgene employees in salary grades 8 and above who are not part of any other annual cash incentive plan (i.e., Employee Incentive Plan or Sales Incentive Plan) are eligible to participate in the Plan.  Temporary employees (including interns), Post Doctoral employees, leased employees and independent contractors are excluded from participation in the Plan.  Employment must have commenced on or before September 30th of the Plan Year and an employee must be Actively Employed through December 31st of the Plan Year to participate in the program as specified in

further detail below.   Employees on an approved leave of absence as of December 31st of the Plan Year will receive their award on a prorated basis based on earnings for actual days of employment by such employee during the Plan Year, based upon performance versus objectives and manager approval.

Situation	Award Calculation

New Hires starting on or before September 30th	Award is prorated using eligible earnings (or a prorated flat bonus amount) based on the number of days worked in the Plan Year.

New Hires starting after September 30th	Not eligible.

Employee target decreases during the Plan Year (through transfer to a lower position, demotion, career ladder placement, etc)

Generally, the higher target is maintained until the end of the performance year and employee assumes lower target on January 1 of the following year. In the case of demotions, Celgene reserves the right to immediately reduce the Bonus Target amount or percentage, as applicable.

Transfer from Employee Incentive Plan (EIP).

Award is calculated using the Bonus Target as of December 31st of the Plan Year. If transfer occurs before the start of the 4th quarter, MIP goals and measurements are to be established. If transfer occurs during the 4th quarter, the EIP goals shall remain and the EIP score will be used to calculate the bonus for 2012.

Transfer to Employee Incentive Plan (EIP).

Award is calculated using the Bonus Target as of December 31st of the Plan Year. If transfer occurs before 4th quarter, EIP goals and measurements are to be established. If transfer occurs in the 4th quarter, the actual MIP score will be used to calculate the bonus for 2012.

Transfer to or from Sales Incentive Plan position to and from MIP position (as applicable)

Award is prorated for time in each plan. Proration is to the nearest quarter, per the Sales Incentive Plan. Regardless of proration, there will be no overlap of plan eligibility. Example: If employee transfers from SIP to MIP on June 15, he/she will be paid out 2 quarters on SIP and 2 quarters on MIP. SIP payout is from Jan 1 through June 30 and MIP payout is from July 1 through Dec 31.

Involuntary termination during the Plan Year (up to and including work through December 31st) for reasons other than for Cause

Award is prorated based on the number of days worked during the Plan Year and is typically paid at target at time of termination, and is contingent upon agreeing to the terms of a Separation Agreement, if applicable. Celgene Management, in its sole discretion, may award payments at, above or below target based on latest estimates of company and/or individual performance.

Involuntary termination after December 31 of the Plan Year for reasons other than cause or gross misconduct, but prior to when 2012 MIP payments are made.

Employee is eligible for a MIP award for the completed 2012 Plan Year; payment is calculated using actual individual and company performance and is paid according to schedule established for active employees. This means that performance document must be completed and approved for employee (including ratings and scores for each goal).

Employee is also eligible for a prorated 2013 MIP award based on the number of days worked during the Plan Year and is typically paid at target at the time of termination (see Involuntary termination during the Plan Year section). Celgene Management, in its sole discretion, may award payments at, above or below target based on latest estimates of Celgene performance.

Voluntary termination after December 31 of the Plan Year, but prior to when MIP payments are made	Employee is eligible for MIP award. Payment is calculated using actual individual and company performance and is paid according to schedule established for active employees.

Retirement

Award is prorated based on the number of days worked during the Plan Year and is typically paid at target at time of retirement. Celgene Management may award payments at, above or below target based on latest estimates of company performance. Employee must meet eligibility age of at least 55 years and must have completed 5 or more years of service.

Death in Service	Award is prorated based on the number of days worked during

the Plan Year and is typically paid at target to the estate at time of death. Celgene Management may award payments at, above or below target based on latest estimates of company performance.

Leaves of Absence and Disability	Award is prorated based on the number of days of Active Employment. Bonus is paid in accordance with schedule defined for active employees. Special rules may apply in different countries.

Transfers to or from countries with different currencies	Award is paid in currency in which employee is paid as of December 31st of the Plan Year. Exchange rates as of December 31st are used.

Establishment of Performance Objectives

Plan participants’ 2012 goals are established, measured, assessed and scored against one or more of the following: corporate, divisional, functional, regional, country and individual objectives. The Plan is designed to reward employees with a cash bonus based upon the achievement of key performance and values objectives (values objectives apply to grades 8 through 15 only) established at or around the start of the Plan Year.

Objectives used to measure performance are those that ultimately drive the achievement of our financial and business performance and are established per the following:

•                  Individual objectives: Set as part of the performance management process and are approved by Celgene Management

•                  Divisional, functional, regional and country objectives: Set by Celgene Management and approved by the Chief Executive Officer

•                  Corporate objectives: Set by Celgene Management under the direction of the Chief Executive Officer and are subject to the approval of the Compensation Committee

Plan Features

Determining the Bonus Target

Each position is assigned a Bonus Target defined as a percentage of Eligible Earnings or as a flat target amount.  An employee’s Bonus Target calculation is based on his or her Eligible Earnings within the Plan Year multiplied by the Bonus Target percentage, or is just the flat target amount (prorated based on the number of days employed by Celgene or any Employing Entity during the Plan Year).

Determining Bonus Target Weights

For all Plan participants in grades 8 through 15, the Bonus Target is weighted as a mix of individual, divisional, functional, regional, Sub-Regional Commercial, country and corporate goals.  For plan participants at VP level and above, the Bonus Target may be a mix of individual , divisional, regional, Sub-Regional Commercial ,country and corporate or all corporate goals.  These weightings reflect the principle that the greater impact the employee may potentially have on achieving certain objectives, the greater the weighting placed on those objectives. The chart in Appendix 2 outlines the various Bonus Target weightings by scope of role and/or grade.

Determining the Bonus Payout

Bonus payouts may be higher or lower than an employee’s bonus target and are determined as follows:

Employees in Grades….	Bonus Determined by…
8 through 15	Combination of individual and business performance and values scores
VP and Above	Individual and/or business performance scores

If business achievements are above 100%, this will translate into MIP payouts greater than target.  Scores and achievements that are below 100% will result in payouts lower than target.

The maximum gross amount of the total bonus payout for this Plan Year is 200% of Bonus Target.  Refer to the “Award Payment” section of this document for examples.

Setting Individual & Values Objectives

Annual individual objectives are established as part of the Performance Management Process. It is recommended that the number of individual objectives for an employee be between five and seven.  This will ensure that objectives are weighted appropriately for impact and achievement, yet allow the employee to maintain a continuous focus on each objective and the individual activities that contribute to the achievement of these objectives. The individual objectives will typically be derived from annual business plans and may incorporate both financial and non-financial goals.

Individual objectives should be developed based on Aligned Specific Measurable Attainable Realistic Time-based (ASMART) principles and reflect desired performance results.  Activities or tasks are not considered bonus-eligible “objectives.”  All participants should ensure that their MIP objectives are “impact” and “results” focused against key, critical deliverables.

In addition to setting individual performance objectives, employees in grades 8 through 15 should set at least three goals regarding at least three of the four Celgene Values. Each of these goals will be equally weighted and in totality will comprise 25% of the Individual Performance Score.

Individual & Values objectives must be reviewed and approved by each employee’s manager and his/her manager and should be reviewed at mid-year.  At this point in the year, the manager and/or his/her manager may make modifications to individual objectives to reflect changes in the business or its operating environment.  Changes in participant objectives that have a significant impact upon the corporate objectives, however, may only be made during the Plan Year with approval from a Management Committee member.

Determining the Corporate MIP Score

Based upon recommendation from the Chief Executive Officer, the Compensation Committee will, in its sole discretion, determine the degree of attainment of corporate objectives by participants for the Plan Year.

Determining the Individual Performance Score

The ability of each participant to focus on the achievement of the corporate, divisional, regional, country, and individual objectives is critical to Celgene achieving its key milestones. In addition, how  each employee in grades 8 through 15 achieves his/her individual objectives vis-à-vis the Celgene Values is critically important to creating and maintaining a culture that fosters strong performance and high achievement. Therefore, there are two key components that determine the Overall Performance Rating. They are:

Performance Goals Score (75% of Individual Performance Score for grades 8 through 15; 100% of Individual Score for VPs and above):  Represents each employee’s performance versus objectives that are set as part of the performance management process. Each objective is weighted and evaluated individually and each employee and his/her manager are required to carry out a final assessment of each score. Each objective score is then added together to determine the final Performance Goals Score. For weighting of corporate, regional, sub-regional, country or individual goals, refer to Appendix 2.

Values Goals Score (25% of Individual Performance Score for grades 8 through 15): Represents each employee’s performance versus goals regarding the Celgene Values. Each goal will be equally weighted and are set as part of the performance management process. Each objective is evaluated individually and each employee and his/her manager are required to carry out a final assessment of each score. Each objective score is then added together to determine the final Values Goals Score. If an employee receives an overall Values Rating of Below Expectations (BE) the Overall Peformance Rating will likewise be BE, resulting in an Overall Performance Score (i.e., MIP score) of zero and no bonus will be paid.

Extra Credit: Each manager — at his/her own discretion — may award up to a total of 50 points of extra credit to an employee who demonstrates results that far surpass the established achievement measurements for a goal. Extra credit is awarded per individual goal and may only be given when the following conditions are met:

•                  The provision for extra credit (including measures and criteria for awarding) must have been included in the goal at the time it was approved

•                  Criteria and results for extra credit must be thoroughly documented in the performance review

The intention of extra credit is to further reward exceptional performance that brings significant value to Celgene and drives its business forward and as such should be utilized on an exception or infrequent basis. The maximum gross amount of the total bonus payout for this Plan Year cannot exceed 200% of Bonus Target.

Employees on Performance Improvement Plans

If an individual’s performance versus individual or values objectives is below required standards including, but not limited to, being subject to a Performance Improvement Plan during the Plan Year, whether or not individual objectives are met, an award may not be earned in respect of any bonus element, individual or corporate. Final scoring for each participant is subject to approval by the Celgene Management Committee.

Award Payment

Payouts are typically approved and paid in the 1st quarter of the following Plan Year.  MIP awards, less any appropriate legal/statutory deductions as required or permitted under applicable law, will be paid in the manner in which the employee has elected to receive his or her regular salary, subject to the Company’s approval.

Notwithstanding anything herein to the contrary, in no event shall any bonus payments in respect of the Plan Year be made after March 15, 2013

Administration

Celgene has the authority to interpret, administer and implement the Plan approved by the Compensation Committee.  The Management Committee or Chief Executive Officer may make variations to an individual’s level of participation, changes of targets, weights and payouts, excluding changes to their own eligibility.

The Compensation Committee may, in its sole discretion, make adjustments to the Plan during the Plan Year as deemed advisable in order to give consideration to changes in accounting rules, principles or methods, or extraordinary events, and make adjustments to financial performance measures in recognition of such occurrences, including varying or withdrawing the Plan.

Any bonus paid under the MIP shall not form part of salary for purposes of pension or other benefits plans calculations, except where mandated by law or if defined as such in the pension or benefits plan documents.  It is understood that any bonus paid under the MIP is already inclusive of any additional monthly wages and holiday entitlement that are due to the employee.

Subject to applicable law, an employee’s eligibility to participate in the MIP in this Plan Year constitutes neither a guarantee of employment, nor a guarantee of an award for the entire Plan Year or any portion thereof, nor a guarantee of entitlement to participate in MIP or any other similar Plan in future years.

The rights and interests of a participant under the Plan are personal to the individual and may not be assigned encumbered or transferred except by assignment to successors of the Company.

Section 409A

This Plan is intended to be exempt from and/or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and official guidance promulgated thereunder (together, “Section 409A.  Nothing in the Plan shall be construed as the guarantee of any particular tax treatment to any participant hereunder.